Exhibit 99.1

Copano Energy, L.L.C.	News Release

Contacts:	Carl A. Luna, Senior Vice President
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Jack Lascar / jlascar@drg-e.com
Anne Pearson/ apearson@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY ANNOUNCES MANAGEMENT CHANGES

HOUSTON, August 17, 2009 — Copano Energy, L.L.C. (NASDAQ:  CPNO) today announced the elections of Lari Paradee as Senior Vice President, Controller and Principal Accounting Officer and Carl A. Luna as Senior Vice President, Finance and Corporate Development.  Mr. Luna was also named Interim Chief Financial Officer, to succeed Matthew J. Assiff, who resigned effective August 17, 2009 as Senior Vice President and Chief Financial Officer to accept a new opportunity outside the midstream industry.  Mr. Assiff will continue as a Copano employee through September 3, 2009 to assist in the transition.  Copano is conducting a search for a permanent Chief Financial Officer and will consider internal as well as external candidates.  Copano’s board also elected Douglas L. Lawing, previously Copano’s Senior Vice President, General Counsel and Secretary, to Executive Vice President, General Counsel and Secretary, and Sharon J. Robinson, President and Chief Operating Officer of Copano’s Oklahoma operating group, to the additional position of Senior Vice President of the parent company.
John Eckel, Copano Energy’s Chairman and Chief Executive Officer, stated, “My fellow members of the Board of Directors and I congratulate Carl and Lari on their promotions and expanded duties and look forward to their continued leadership and contributions to Copano.  We also congratulate Doug and Sharon on their promotions, which reflect their strong leadership and essential contributions.  Everyone at Copano is grateful to Matt for his service to the company over the past seven years, a period of transformative growth that included our initial public offering and acquisitions of our Oklahoma and Rocky Mountains operations.  We all wish him every success in his new role, and we appreciate his generous cooperation during the transition.”
Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana.